Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Elizabeth Besen	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

ALCOA REPORTS 1st QUARTER 2009 RESULTS

•	Continuing Economic Downturn and 26 Percent Metal Price Decline in Quarter Lead to Revenue Decline and Loss From Continuing Operations of $480 Million, or $0.59 per share;

•	Company Launched Holistic Program to Re-position Balance Sheet and Restructure Operational Costs;

•	Strengthened Balance Sheet — Raised $1.4 Billion in Successful Equity and Convertible Notes Offering, Reduced Dividend for $430 Million Annually, Exiting Shining Prospect Stake for $1.02 Billion;

•	Procurement Savings of $293 Million, Ramping to $2.0 Billion by 2010;

•	Overhead Savings of $110 Million, Ramping to $400 Million by 2010;

•	Working Capital Generated $291 Million, Ramping to $800 Million in 2009;

•	Reduced Cost to Produce Alumina 33 Percent and Aluminum 30 Percent from 3Q 2008 baseline;

•	Lowered Debt-To-Capital Ratio to 40.6 Percent and Has $1.1 Billion Cash on Hand at Quarter End.

New York, NY – April 7, 2009 – Alcoa (NYSE: AA) today reported a 27 percent sequential drop in revenue resulting in a loss of $480 million for the first quarter of 2009, reflecting the impact of the economic downturn on its core industrial and commercial markets as well as an historic decline in aluminum prices. In the quarter, the Company launched a series of operational and financial actions that successfully increased cash, strengthened liquidity and significantly improved the Company’s cost structure.

Revenues for the first quarter 2009 were $4.1 billion, down from $5.7 billion in the fourth quarter 2008 and down 36 percent from $6.5 billion in revenues in the first quarter of 2008 after excluding divested businesses. The sharp drop in revenue resulted from the impact of the economic downturn on Alcoa’s end markets – automotive, transportation, building and construction, and aerospace. As demand weakened during the quarter in those markets, realized metal prices fell an additional $558 a ton – a 26 percent price decline – resulting in prices that are now about 60 percent lower than last summer.

“Alcoa responded swiftly to the declines in our end markets and the historic drop in aluminum prices with a holistic program that dramatically re-positions our balance sheet and operational cost structure,” said Klaus Kleinfeld, President and CEO of Alcoa. “The result has been a rapid increase in liquidity during the quarter and significant operational cost savings. Besides putting us in a strong position to manage through this downturn, we now have the strategic and operational fundamentals in place for Alcoa to emerge even stronger when the economy recovers.”

During the quarter, the Company launched wide-ranging operational initiatives to reduce costs, increase cash, and improve liquidity. Procurement efficiencies and reduced overhead will eliminate more than $2.4 billion in annual costs by 2010. For the quarter, we generated $293 million in procurement savings and $110 million from overhead reductions. By 2010, capital expenditures will be cut by 50 percent. Working capital initiatives generated $291 million in cash this quarter and will result in a total of $800 million in cash in 2009.

“Our operational measures are already beginning to bear fruit in all our businesses,” said Kleinfeld. “In our Primary Products segments, for example, since the third quarter of 2008 we have reduced the cost of producing alumina and aluminum by 33 and 30 percent, respectively. Pacing well ahead of our 25 percent reduction target, we expect our efforts to have a significant impact on Primary’s profitability and cash flow in 2009.”

Major initiatives were taken during the quarter to execute on the financial pillar of the Company’s holistic program. Most are already completed and Alcoa finished the first quarter with $1.1 billion of cash on hand. The Company reduced the quarterly dividend, resulting in cash savings of $430 million annually. Alcoa received $500 million of a $1.02 billion payment from Chinalco for exiting its stake in the Shining Prospect venture. The Company recorded a non-cash after-tax loss of approximately $120 million on exiting the investment. Alcoa raised $1.4 billion in cash through successful common stock and convertible notes offerings to further improve its liquidity. As a result, Alcoa is in a much stronger cash position with availability of $5.2 billion of aggregate revolving credit facilities that support its commercial paper program and has lowered its debt-to-capital ratio to 40.6 percent.

Quarterly Financial Details

Income from continuing operations for the first quarter 2009 showed a loss of $480 million, or $0.59 per share, compared with a loss from continuing operations in the fourth quarter of 2008 of $929 million, or $1.16 per share, and income from continuing operations in the first quarter of 2008 of $299 million, or $0.36 per share.

The first quarter of 2009 was a net loss of $497 million, or $0.61 per share, compared with net loss for the fourth quarter of 2008 of $1.2 billion, or $1.49 per share and net income for the first quarter of 2008 of $303 million, or $0.37 per share.

Discontinued operations for the first quarter 2009 had a loss of $17 million, or $0.02 per share, representing the results of operations for the Electrical and Electronic Solutions business which is being divested. In the fourth quarter 2008, discontinued operations had a loss of $262 million, or $0.33 per share.

During the quarter the Company completed temporary curtailments of approximately 18 percent of its global smelting output. In addition, a plan to curtail an incremental 100,000 mtpy in May was announced, bringing total curtailments to approximately 20 percent of output. Alcoa also completed an exchange with ORKLA ASA for the remaining stake in two smelters and an anode plant in Norway for Alcoa’s stake in the Sapa soft alloy extrusion joint venture. With the exchange, Alcoa once again became the largest producer of primary aluminum in the world. Alcoa recorded a non-cash after-tax gain on the transaction of approximately $130 million.

The quarter’s results reflect the gain on the exchange for the Norway operations and a discrete tax benefit which were essentially offset by the negative impact of restructuring and other charges and the exiting of the stake in Shining Prospect.

Capital expenditures for the quarter were $471 million, with 70 percent dedicated to growth projects, primarily the Juruti bauxite mine and Sao Luis alumina refinery expansion in Brazil, which will help lower the Company’s costs moving forward. Both projects are expected to be completed in the first half of 2009.

Summary

“While our financial performance in the quarter was adversely affected by the economy-driven drop in demand, we launched operational and financial measures that will significantly improve our profitability and cash flow in 2009 and beyond. In fact, they have already begun to have an impact in the first quarter,” said Kleinfeld.

“We also see both near-term and long-term catalysts that should improve the prospects for the aluminum industry,” said Kleinfeld. “Current stimulus programs that target infrastructure and energy efficiency will create a demand for the unique characteristics of aluminum – lightweight, strong, durable, recyclable, and conductive. Longer term, the global megatrends of population growth, urbanization, and environmental stewardship will all drive demand for aluminum as the economy improves.”

Segment Results

Alumina

After-tax operating income (ATOI) was $35 million, a decrease of $127 million, or 78 percent from the prior quarter. Production declined 331 kmt, or nine percent mainly due to the curtailments at Point Comfort. LME-based pricing declined 34 percent sequentially. Lower LME-based pricing was somewhat offset by lower energy costs, productivity gains, and favorable currency impacts.

Primary Metals

ATOI was a loss of $212 million, a decrease of $111 million from the prior quarter. Realized pricing declined 26 percent sequentially. Benefits from procurement initiatives, productivity improvements, and LME-linked input costs only partially offset the effects of revenue decline.

Production decreased by 91 kmt in the quarter due to the completion of the 750,000 mtpy reduction of smelting capacity across Alcoa’s global system, including the completion of the full curtailment of the Tennessee smelter.

The Orkla ASA exchange resulted in a non-cash after-tax gain on the transaction of approximately $130 million, of which approximately $112 million was recorded in this segment.

Flat–Rolled Products

ATOI was a loss of $62 million, an improvement of $36 million from the prior quarter. The segment benefited from productivity gains, the closure of the Bohai foil facility, and favorable currency impacts. Revenues declined 21 percent from the prior quarter driven by significant volume declines across all market segments.

Engineered Products and Solutions

ATOI was $96 million, an increase of $31 million or 48 percent from the sequential quarter. Despite weak market conditions, the segment benefitted from strong productivity gains, including overhead reductions. Revenues declined eight percent from the prior quarter due to weakening end market conditions.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on Tuesday, April 7, 2009 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “hopes,” “intends,” “plans,” “targets,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects” or other words of similar meaning. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, and industrial gas turbine markets; (c) Alcoa’s inability to achieve the level of cost reductions, cash generation or conservation, return on capital improvement, improvement in profitability and margins, or strengthening of operations anticipated by management in connection with its restructuring, portfolio streamlining and liquidity strengthening actions; (d) continued volatility or deterioration in the financial markets, including disruptions in the commercial paper, capital and credit markets; (e) Alcoa’s inability to mitigate impacts from increased energy, transportation and raw materials costs, including caustic soda, calcined coke and natural gas, or from other cost inflation; (f) Alcoa’s inability to complete its Brazilian growth and portfolio streamlining projects or achieve efficiency improvements at newly constructed or acquired facilities as planned and by targeted completion dates; (g) unfavorable changes in laws, governmental regulations or policies, foreign currency exchange rates or competitive factors in the countries in which Alcoa operates; (h) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (i) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2008, and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited) (a)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31, 2008 (b)	December 31, 2008	March 31, 2009
Sales	$6,998	$5,688	$4,147

Cost of goods sold (exclusive of expenses below)	5,527	5,277	4,143
Selling, general administrative, and other expenses	321	273	244
Research and development expenses	63	61	41
Provision for depreciation, depletion, and amortization	314	292	283
Restructuring and other charges	38	863	69
Interest expense	99	125	114
Other expenses (income), net	58	(36)	30

Total costs and expenses	6,420	6,855	4,924

Income (loss) from continuing operations before taxes on income	578	(1,167)	(777)
Provision (benefit) for taxes on income	212	(238)	(307)

Income (loss) from continuing operations	366	(929)	(470)
Income (loss) from discontinued operations	4	(262)	(17)

Net income (loss)	370	(1,191)	(487)

Less: Net income attributable to noncontrolling interests	67	–	10

NET INCOME (LOSS) ATTRIBUTABLE TO ALCOA	$303	$(1,191)	$(497)

Amounts attributable to Alcoa common shareholders:
Income (loss) from continuing operations	$299	$(929)	$(480)
Income (loss) from discontinued operations	4	(262)	(17)

Net income (loss)	$303	$(1,191)	$(497)

Earnings (loss) per common share attributable to Alcoa common shareholders:
Basic:
Income (loss) from continuing operations	$0.37	$(1.16)	$(0.59)
Income (loss) from discontinued operations	–	(0.33)	(0.02)

Net income (loss)	$0.37	$(1.49)	$(0.61)

Diluted:
Income (loss) from continuing operations	$0.36	$(1.16)	$(0.59)
Income (loss) from discontinued operations	0.01	(0.33)	(0.02)

Net income (loss)	$0.37	$(1.49)	$(0.61)

Average number of shares used to compute:
Basic earnings per common share	817,892,681	800,317,368	816,743,426
Diluted earnings per common share	825,301,487	800,317,368	816,743,426

Common stock outstanding at the end of the period	815,005,086	800,317,368	974,275,393

Shipments of aluminum products (metric tons)	1,357,000	1,375,000	1,175,000

(a)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present a consolidated net income (loss) measure that includes the amount attributable to such noncontrolling interests for all periods presented.
(b)	The Statement of Consolidated Operations for the quarter ended March 31, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2008	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$762	$1,131
Receivables from customers, less allowances of $65 in 2008 and $70 in 2009	1,883	1,677
Other receivables	708	1,003
Inventories	3,238	2,756
Fair value of hedged aluminum	586	494
Prepaid expenses and other current assets	973	987

Total current assets	8,150	8,048

Properties, plants, and equipment	31,301	32,091
Less: accumulated depreciation, depletion, and amortization	13,846	13,944

Properties, plants, and equipment, net	17,455	18,147

Goodwill	4,981	4,934
Investments	1,915	801
Deferred income taxes	2,688	2,367
Other assets	2,386	2,384
Assets held for sale	247	231

Total assets	$37,822	$36,912

LIABILITIES
Current liabilities:
Short-term borrowings	$478	$680
Commercial paper	1,535	333
Accounts payable, trade	2,518	1,957
Accrued compensation and retirement costs	866	746
Taxes, including taxes on income	378	188
Fair value of derivative contracts	461	382
Other current liabilities	987	916
Long-term debt due within one year	56	85

Total current liabilities	7,279	5,287

Long-term debt, less amount due within one year	8,509	9,107
Accrued pension benefits	2,941	2,930
Accrued postretirement benefits	2,730	2,730
Other noncurrent liabilities and deferred credits	1,580	1,530
Deferred income taxes	321	261
Liabilities of operations held for sale	130	130

Total liabilities	23,490	21,975

EQUITY (c)
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	925	1,097
Additional capital	5,850	6,579
Retained earnings	12,400	11,734
Treasury stock, at cost	(4,326)	(4,272)
Accumulated other comprehensive loss	(3,169)	(2,756)

Total Alcoa shareholders’ equity	11,735	12,437

Noncontrolling interests	2,597	2,500

Total equity	14,332	14,937

Total liabilities and equity	$37,822	$36,912

(c)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests and that a company present such noncontrolling interests as equity for all periods presented.

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited) (d)

(in millions)

	Three months ended March 31,
	2008 (e)	2009
CASH FROM OPERATIONS
Net income (loss) attributable to Alcoa	$303	$(497)
Adjustments to reconcile net income (loss) attributable to Alcoa to cash from operations:
Depreciation, depletion, and amortization	314	283
Deferred income taxes	7	(24)
Equity (income) loss, net of dividends	(23)	27
Restructuring and other charges	38	69
Losses (gains) from investing activities – asset sales	1	(27)
Provision for doubtful accounts	4	11
(Income) loss from discontinued operations	(4)	17
Net income attributable to noncontrolling interests	67	10
Stock-based compensation	37	26
Excess tax benefits from stock-based payment arrangements	(3)	–
Other	4	26
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
(Increase) decrease in receivables	(322)	242
(Increase) decrease in inventories	(238)	523
(Increase) decrease in prepaid expenses and other current assets	(35)	11
(Decrease) in accounts payable, trade	(21)	(474)
(Decrease) in accrued expenses	(380)	(303)
(Decrease) in taxes, including taxes on income	(23)	(279)
Pension contributions	(19)	(34)
Net change in noncurrent assets and liabilities	(21)	128
(Increase) decrease in net assets held for sale	(6)	1

CASH USED FOR CONTINUING OPERATIONS	(320)	(264)
CASH PROVIDED FROM (USED FOR) DISCONTINUED OPERATIONS	32	(7)

CASH USED FOR OPERATIONS	(288)	(271)

FINANCING ACTIVITIES
Net change in short-term borrowings	(28)	209
Net change in commercial paper	600	(1,202)
Additions to long-term debt	3	689
Debt issuance costs	(5)	(13)
Payments on long-term debt	(159)	(1)
Proceeds from exercise of employee stock options	22	–
Excess tax benefits from stock-based payment arrangements	3	–
Issuance of common stock	–	876
Repurchase of common stock	(430)	–
Dividends paid to shareholders	(140)	(137)
Dividends paid to noncontrolling interests	(39)	(77)
Contributions from noncontrolling interests	118	159

CASH (USED FOR) PROVIDED FROM FINANCING ACTIVITIES	(55)	503

INVESTING ACTIVITIES
Capital expenditures	(745)	(468)
Capital expenditures of discontinued operations	(3)	(3)
Acquisitions, net of cash acquired	(276)	18
Acquisitions of noncontrolling interests	(15)	–
Proceeds from the sale of assets and businesses	2,490	116
Additions to investments	(1,215)	(29)
Sales of investments	2	506
Other	(13)	(4)

CASH PROVIDED FROM INVESTING ACTIVITIES	225	136

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	13	1

Net change in cash and cash equivalents	(105)	369
Cash and cash equivalents at beginning of year	483	762

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$378	$1,131

(d)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests for all periods presented.

(e)	The Statement of Consolidated Cash Flows for the three months ended March 31, 2008 was reclassified to reflect the movement of the Electrical and Electronic Solutions business to held for sale and discontinued operations and the Global Foil and Transportation Products Europe businesses to held for sale, all of which occurred in the fourth quarter of 2008.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q08	2Q08	3Q08	4Q08	2008	1Q09
Alumina:
Alumina production (kmt)	3,870	3,820	3,790	3,776	15,256	3,445
Third-party alumina shipments (kmt)	1,995	1,913	2,010	2,123	8,041	1,737
Third-party sales	$680	$717	$805	$722	$2,924	$430
Intersegment sales	$667	$766	$730	$640	$2,803	$384
Equity income	$2	$2	$2	$1	$7	$2
Depreciation, depletion, and amortization	$74	$67	$68	$59	$268	$55
Income taxes	$57	$67	$91	$62	$277	$(1)
After-tax operating income (ATOI)	$169	$190	$206	$162	$727	$35

Primary Metals:
Aluminum production (kmt)	995	1,030	1,011	971	4,007	880
Third-party aluminum shipments (kmt)	665	750	704	807	2,926	683
Alcoa’s average realized price per metric ton of aluminum	$2,801	$3,058	$2,945	$2,125	$2,714	$1,567
Third-party sales	$1,877	$2,437	$2,127	$1,580	$8,021	$844
Intersegment sales	$1,105	$1,108	$1,078	$636	$3,927	$393
Equity income (loss)	$9	$10	$1	$(18)	$2	$(30)
Depreciation, depletion, and amortization	$124	$128	$131	$120	$503	$122
Income taxes	$116	$131	$29	$(104)	$172	$(147)
ATOI	$307	$428	$297	$(101)	$931	$(212)

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	610	591	580	515	2,296	455
Third-party sales	$2,492	$2,525	$2,488	$2,058	$9,563	$1,622
Intersegment sales	$77	$77	$58	$37	$249	$30
Depreciation, depletion, and amortization	$60	$63	$54	$55	$232	$56
Income taxes	$22	$23	$21	$(17)	$49	$(1)
ATOI	$41	$55	$29	$(98)	$27	$(62)

Engineered Products and Solutions (1):
Third-party aluminum shipments (kmt)	48	49	45	40	182	28
Third-party sales	$1,395	$1,498	$1,451	$1,258	$5,602	$1,158
Depreciation, depletion, and amortization	$37	$37	$38	$37	$149	$36
Income taxes	$57	$72	$57	$23	$209	$47
ATOI	$140	$165	$133	$65	$503	$96

Packaging and Consumer (2):
Third-party aluminum shipments (kmt)	19	—	—	—	19	—
Third-party sales	$497	$19	$—	$—	$516	$—
Depreciation, depletion, and amortization	$—	$—	$—	$—	$—	$—
Income taxes	$10	$—	$—	$—	$10	$—
ATOI	$11	$—	$—	$—	$11	$—

Alcoa and subsidiaries

Segment Information (unaudited), continued

(in millions)

	1Q08	2Q08	3Q08	4Q08	2008	1Q09
Reconciliation of ATOI to consolidated net income (loss) attributable to Alcoa:
Total segment ATOI	$668	$838	$665	$28	$2,199	$(143)
Unallocated amounts (net of tax):
Impact of LIFO	(31)	(44)	(5)	73	(7)	29
Interest income	9	12	10	4	35	1
Interest expense	(64)	(57)	(63)	(81)	(265)	(74)
Noncontrolling interests (3)	(67)	(70)	(84)	–	(221)	(10)
Corporate expense	(82)	(91)	(77)	(78)	(328)	(71)
Restructuring and other charges	(30)	(1)	(25)	(637)	(693)	(46)
Discontinued operations	4	(7)	(38)	(262)	(303)	(17)
Other	(104)	(34)	(115)	(238)	(491)	(166)

Consolidated net income (loss) attributable to Alcoa	$303	$546	$268	$(1,191)	$(74)	$(497)

The difference between certain segment totals and consolidated amounts is in Corporate.

(1)	Prior period segment information for Engineered Products and Solutions was reclassified to reflect the movement of the Electrical and Electronic Solutions business to discontinued operations in the fourth quarter of 2008.
(2)	On February 29, 2008, Alcoa completed the sale of its packaging and consumer businesses to Rank Group Limited. The Packaging and Consumer segment no longer contains any operations.
(3)	On January 1, 2009, Alcoa adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51,” the provisions of which, among others, requires that minority interests be renamed noncontrolling interests for all periods presented.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Third-party Sales

	Quarter ended
	March 31, 2008	December 31, 2008	March 31, 2009
Alcoa	$6,998	$5,688	$4,147

Packaging and Consumer	497	—	—

Alcoa, excluding Packaging and Consumer	$6,501	$5,688	$4,147

Third-party sales excluding the Packaging and Consumer segment is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because management reviews the operating results of Alcoa excluding the Packaging and Consumer segment due to the sale of the businesses within this segment in February 2008.